EXHIBIT 2

Real Property International Limited

(the “Company”)

MINUTES of a Meeting of the Board of Directors of the above named company held at 237 Main Street, Gibraltar, on the 14th day of February 2017.

Present:	Ivan Charles Israel for and on behalf of Cheam Directors Limited – Director

Ian Felice – Director (In attendance by telephone conference)

1.	CHAIRMAN, NOTICE AND QUORUM

IT WAS RESOLVED that Mr Israel be appointed Chairman of the meeting.

The Chairman reported that due notice of the Meeting had been given to each Director and that a quorum was present. Accordingly, the Chairman declared the Meeting duly convened and constituted.

2.	DECLARATIONS OF INTEREST

Each member of the board declared that he had no interest in the matters under consideration which would prevent him from voting or counting towards a quorum whether by law, the Articles of Association of the Company or otherwise, and each member of the board that was personally interested in the matters under consideration by virtue of his directorship and shareholding (whether direct or indirect) duly declared his interest in accordance with section 124 of the BVI Business Companies Act, 2004.

3.	RESOLUTIONS

The Chairman tabled at the meeting a Schedule 13G/A (Amendment No. 6) to be submitted to the United States Securities and Exchange Commission in order to declare the Company’s holding in SodaStream International Ltd during 2016 (the “Form”).

After due consideration IT WAS RESOLVED to approve the Form and to authorise Ivan Charles Israel as a Director of Cheam Directors Limited, Director to sign the Form on behalf of the Company and that it be filed with the SEC.

4.	CONCLUSION

There being no further business, the Chairman declared the Meeting closed.

          /s/ Ivan Charles Israel

CHAIRMAN

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